   As filed with the Securities and Exchange Commission on December 4, 1997

                                            REGISTRATION STATEMENT NO. 333-22281
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           _________________________

                  POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           _________________________

                            AVALON PROPERTIES, INC.
            (Exact name of Registrant as specified in its charter)

         MARYLAND                                  06-1379111
  (State of incorporation)          (I.R.S. Employer Identification Number)

                                 15 RIVER ROAD
                          WILTON, CONNECTICUT  06897
                                (203) 761-6500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                        _______________________________

                              THOMAS J. SARGEANT
               CHIEF FINANCIAL OFFICER, TREASURER AND SECRETARY
                            AVALON PROPERTIES, INC.
                                 15 RIVER ROAD
                           WILTON, CONNECTICUT 06897
                                (203) 761-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ____________________________

                                With copies to:
                            GILBERT G. MENNA, P.C.
                          GOODWIN, PROCTER & HOAR LLP
                                EXCHANGE PLACE
                       BOSTON, MASSACHUSETTS 02109-2881
                                (617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

    If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[X] 333-22281

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[X]


                                                  CALCULATION OF REGISTRATION FEE
==================================================================================================================================
Title of Securities Being           Amount to be     Proposed Maximum Offering          Proposed Maximum            Amount of
 Registered (1)                    Registered (2)       Price Per Share (3)        Aggregate Offering Price    Registration Fee (2)
                                                                                             (2)(3)
-----------------------------------------------------------------------------------------------------------------------------------

Debt Securities..................
Preferred Stock (4)..............
Common Stock (7).................
Common Stock Warrants (8)            $21,000,000            (5)                            $21,000,000                $6,195
    Total........................
==================================================================================================================================

(1) The Securities registered hereunder may be sold separately, together or as units with other Securities registered hereunder.
(2) In U.S. Dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. No separate consideration will be received for Preferred Stock or Common Stock issued from time to time upon conversion or exchange of Debt Securities or Preferred Stock or upon exercise of the Warrants registered hereby. The aggregate maximum public offering price of all Securities issued pursuant to this Registration Statement will not exceed $21,000,000.
(4) Including such indeterminate number of shares of Preferred Stock as may be issued from time to time at indeterminate prices or upon conversion of Debt Securities registered hereby or upon exercise of Warrants registered hereby, as the case may be.
(5) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.
(6) Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(7) Including such indeterminate number of shares of Common Stock as may be issued from time to time at indeterminate prices or upon conversion of Debt Securities or Preferred Stock registered hereby or upon exercise of Warrants registered hereby, as the case may be.
(8) Including such indeterminate number of Warrants or other rights, including without limitation stock purchase or subscription rights, as may be issued from time to time at indeterminate prices.

THE REGISTRANT HEREBY REQUEST THE SECURITIES AND EXCHANGE COMMISSION TO DECLARE THIS REGISTRATION STATEMENT EFFECTIUVE IMMEDIATELY UPON FILING PURSUANT TO RULE 462 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

================================================================================

                          INCORPORATION BY REFERENCE

    The Registrant's registration statement on Form S-3, Registration No. 333-22281, previously filed by the Registrant with the Commission pursuant to the Securities Act of 1933, as amended, is hereby incorporated by reference.

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS.

EXHIBIT NO                   DESCRIPTION

    5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Securities being registered.*
    8.1       Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.*
   12.1       Statements re: computation of ratios.*
   23.1       Consent of Coopers & Lybrand L.L.P.*
   23.2       Consents of Goodwin, Procter & Hoar LLP. (Included in Exhibits
              5.1 and 8.1 hereto).
_________________

*  Filed herewith

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Avalon Properties, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this post-effective amendment to its Registration Statement on Form S-3 and has duly caused this post-effective amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, Virginia, on the 4th day of December, 1997

                                    Avalon Properties, Inc.


                                    By: /s/ Thomas J. Sargeant
                                       ------------------------------------
                                        Thomas J. Sargeant, Chief Financial
                                        Officer, Treasurer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                    CAPACITY                       DATE



*Richard L. Michaux         Chairman of the Board, Chief      December 4, 1997
--------------------------  Executive Officer and Director
RICHARD L. MICHAUX          (Principal Executive Officer)



*Charles H. Berman          President, Chief Operating        December 4, 1997
--------------------------  Officer and Director
CHARLES H. BERMAN


*Michael A. Futterman       Director                          December 4, 1997
--------------------------
MICHAEL A. FUTTERMAN


*Christopher B. Leinberger  Director                          December 4, 1997
--------------------------
CHRISTOPHER B. LEINBERGER


*Allan D. Schuster          Director                          December 4, 1997
--------------------------
ALLAN D. SCHUSTER



                            Director
--------------------------
RICHARD W. MILLER



/s/ Thomas J. Sargeant      Chief Financial Officer,          December 4, 1997
--------------------------  Treasurer and Secretary
THOMAS J. SARGEANT          (Principal Financial Officer
                            and Principal Accounting Officer)



*by /s/ Thomas J. Sargeant                                    December 4, 1997
--------------------------
        THOMAS J. SARGEANT
        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


Exhibit No.                Description
----------                 -----------

    5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Securities being registered.*

    8.1    Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.*

   12.1    Statements re: computation of ratios.*

   23.1    Consent of Coopers & Lybrand L.L.P.*

   23.2    Consents of Goodwin, Procter & Hoar LLP. (Included in
           Exhibits 5.1 and 8.1 hereto).

-------------------
*  Filed herewith.